Rule 424(b)(3)
                                             Registration No. 333-26211


PRICING SUPPLEMENT NO. 2            TO PROSPECTUS DATED JUNE 27, 1997



                          IBM CREDIT CORPORATION

                            MEDIUM-TERM NOTES
                           (Variable Rate Note)

                (Due One Year or More from Date of Issue)

Designation:  Variable Rate        Original Issue Date:
 Medium-Term Notes Due              July 7, 1997
 July 7, 1998


Principal Amount:  $250,000,000     Maturity Date:
                                    July 7, 1998

Issue Price (as a percentage of    Regular Record Dates:
 Principal Amount):  100.00%         Fifteenth calendar day, whether or not
                                    a Business Day, immediately preceding
                                    the corresponding Interest Payment
                                    Date


Interest Rate:  Fed Funds          Interest Payment Dates:
Daily Weighted Average + 3.5bp     Quarterly on October 7, 1997, January 7,
(Based on previous day's           1998, April 7, 1998 and July 7, 1998
 Fed Funds rate from H-15
 composite as found on
 Telerate pg. 118)

Commission or discount (as a       CUSIP: 449 22L 3W4
 percentage of Principal
 Amount): 0%

Redemption Provision: N/A




                                   Form: [X] Book-Entry
                                         [ ] Certified

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


                                 INTEREST


     Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months and the actual number of days occurring in any such month.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day, additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                           PLAN OF DISTRIBUTION

     The Notes will be sold to Goldman Sachs for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  July 1, 1997